Exhibit 10(y)(y)(y)
AMENDMENT NUMBER TWO

HP INC.
2005 EXECUTIVE DEFERRED COMPENSATION PLAN

The HP Inc. 2005 Executive Deferred Compensation Plan (the “Plan”) is hereby amended as follows, effective as of September 21, 2020:

1.The second paragraph of Section 5.4 of the Plan is hereby amended in its entirety to read as follows:

“Notwithstanding Section 3.1, if the Plan Committee approves a distribution under this Section, or a hardship distribution under the HP Inc. 401(k) Plan, the Participant's deferrals under the Plan shall cease for the remainder of that calendar year. The Participant will be allowed to enroll if eligible at the beginning of the next enrollment period for the following calendar year.”

In all other respects the Plan, as amended herein, is hereby ratified and confirmed.

IN WITNESS WHEREOF, HP Inc. has caused this instrument to be signed by its duly authorized officer as of this 27th day of September, 2020.

HP INC.

By: /s/ Tracy Keogh

Its: Chief Human Resources Officer